File Pursuant to Rule 424(b)(3)
File No. 333-177125

 PROSPECTUS SUPPLEMENT

FS BANCORP, INC.
(Proposed Holding Company for 1st Security Bank of Washington)

This prospectus supplement corrects certain information set forth in FS Bancorp, Inc.’s original prospectus dated May 14, 2012 (“Prospectus”) relating to our offering of up to 2,817,500 shares of FS Bancorp, Inc. common stock for sale in connection with our conversion from a mutual savings bank structure to a stock holding company structure.  This prospectus supplement should be read in conjunction with the Prospectus, and this prospectus supplement is qualified in its entirety by reference to the Prospectus, except to the extent that the information herein modifies or supersedes the information contained in the Prospectus.

The textual disclosure summarizing the pricing ratio tables on pages 8 and 126 of the Prospectus contained some typographical and numerical errors.  Accordingly, the paragraph immediately preceding the second table on each of page 8 and page 126 of the Prospectus is revised in their entirety, as follows:

The following table presents a summary of selected pricing ratios for the peer group companies and 1st Security Bank of Washington (on a pro forma basis).  The pricing ratios are based on book value, earnings and other information as of and for the year ended December 31, 2011, stock price information as of February 17, 2012 as reflected in RP Financial’s appraisal report, dated February 17, 2012, and the number of shares assumed to be outstanding as described in “Pro Forma Data.”  Compared to the average pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a premium of 1.8% on a price-to-reported earnings basis, a premium of 16.1% on a price-core earnings basis, a discount of 17.3% on a price-to-book value basis, and a discount of 18.5% on a price-to-tangible book value basis.

THE SECURITIES OFFERED BY THE PROSPECTUS ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM, THE WASHINGTON DEPARTMENT OF FINANCIAL INSTITUTIONS, NOR ANY OTHER FEDERAL AGENCY OR STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR DETERMINED IF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT IS ACCURATE OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is June 1, 2012.